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                                                                     EXHIBIT 4.2

                       ENSCO INTERNATIONAL INCORPORATED

                                      AND

                            BANKERS TRUST COMPANY,
                                    TRUSTEE

                     ------------------------------------



                         FIRST SUPPLEMENTAL INDENTURE

                                  DATED AS OF

                               NOVEMBER 20, 1997

                                      TO

                                   INDENTURE

                                  DATED AS OF

                               NOVEMBER 20, 1997
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   This First Supplemental Indenture, dated as of November 20, 1997, is entered into between ENSCO International Incorporated, a Delaware corporation (the "Company"), having its principal office at 2700 Fountain Place, 1445 Ross Ave., Dallas, Texas 75202-2792, and Bankers Trust Company, as Trustee (the "Trustee"), having its principal office at Four Albany Street, New York, New York, 10006,
Attention: Project Finance Group.

                            RECITALS OF THE COMPANY

     The Company has executed and delivered to the Trustee an Indenture, dated as of November 20, 1997 (the "Original Indenture" and as supplemented by this First Supplemental Indenture, the "Indenture"), providing for the issuance from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness (herein called the "Securities"), issuable in one or more series as provided in the Indenture. All capitalized terms used herein that are defined in the Original Indenture shall have the meanings assigned thereto in the Original Indenture unless otherwise defined herein.

     Section 901(2) of the Original Indenture permits the execution of supplemental indentures without the consent of any Holders to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities.

     Pursuant to the foregoing authority, the Company proposes in and by this First Supplemental Indenture to supplement and amend the Original Indenture.

     All things necessary to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

     Now, therefore, in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

                                  ARTICLE ONE

                       DEFINITIONS AND OTHER PROVISIONS
                            OF GENERAL APPLICATION

     The following definitions are hereby added to Section 101 of the Indenture:

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount of current liabilities is being determined) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and determined in accordance with generally accepted accounting principles.

     "Funded Debt" means indebtedness of the Company or of a Subsidiary owning Restricted Property (i) that by its terms matures more than one year after its creation or (ii) that is classified as long-term debt under generally accepted accounting principles, and that, in each case, ranks at least pari passu with the Securities.

     "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more subsidiaries. A Joint Venture shall not be a Subsidiary.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest.

     "Restricted Property" means (1) any drilling rig or vessel, or portion thereof, owned or leased by the Company or any Subsidiary and used for drilling offshore (including lakes) oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such

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drilling rig or vessel, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 1 1/2% of Consolidated Net Tangible Assets, or (2) any shares of capital stock or indebtedness of any Subsidiary owning any such drilling rig or vessel.

     "Sale and Leaseback Transaction" means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between the Company and a Subsidiary or between Subsidiaries, (3) leases of a Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement and the commencement of commercial operation of the Restricted Property, and (4) arrangements pursuant to any provision of law with an effect similar to that of the former
Section 168(f)(8) of the Internal Revenue Code of 1954.

     "Value" means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, (including the effective interest rate on any original issue discount Securities) that are outstanding on the effective date of such Sale and Leaseback Transaction.

                                  ARTICLE TWO

                                   COVENANTS

     New Sections 1008 and 1009 are hereby added to Article Ten of the Indenture, to apply with respect to each series of Securities unless the Securities of any series expressly provide that such series shall not be entitled to the benefit of such Sections 1008 and 1009.

     SECTION 1008.  LIMITATION ON LIENS.

     The Company shall not create, assume or suffer to exist any Lien on any Restricted Property to secure any debt of the Company, any Subsidiary or any other Person, or permit any Subsidiary so to do, without making effective provision whereby the Securities then outstanding and having the benefit of this Section shall be secured by a Lien equally and ratably with such debt for so long as such debt shall be so secured, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist Liens of the following character:

     (1) with respect to any series of Securities, Liens existing on the date of issuance of the series;

     (2) Liens existing on Restricted Property owned or leased by a Subsidiary at the time it becomes a Subsidiary;

     (3) Liens existing on Restricted Property at the time of the acquisition thereof by the Company or a Subsidiary;

     (4) Liens to secure any debt incurred prior to, at the time of, or within 24 months after the acquisition of Restricted Property for the purpose of financing all or any part of the purchase price thereof and Liens to the extent that secure debt which is in excess of such purchase price and for the payment of which recourse may be had only against such Restricted Property;

     (5) Liens to secure any debt incurred prior to, at the time of, or within 24 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of Restricted Property for the purpose of financing all or any part of the cost thereof and Liens to the extent that they secure debt which is in excess of such cost and for the payment of which recourse may be had only against such Restricted Property;

     (6) Liens securing debt of a Subsidiary owing to the Company or to another Subsidiary;

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     (7) Liens on the stock, partnership or other equity interest of the Company or any Subsidiary in any Joint Venture to secure debt, provided the amount of such debt is contributed and/or advanced solely to such Joint Venture;

     (8) Liens in favor of the United States of America or any State thereof or any other country, or any agency, instrumentality of political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or any Liens securing industrial development, pollution control, or similar revenue bonds;

     (9) Liens imposed by law without the consent of the Company or any of its subsidiaries, such as mechanics', workers', repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar Liens arising in the ordinary course of business, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Company or any Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

     (10) pledges or deposits under workers' compensation laws or similar legislation and Liens or judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Subsidiary is a party, or deposits to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations to the United States of America to secure surety, appeal or customs bonds to which the Company or any Subsidiary is a party;

     (11) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party;

     (12) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

     (13) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses
(1) through (12) above, so long as the principal amount of the debt secured thereby does not exceed the principal amount of debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project relating to such property, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (plus improvements on the property); and

     (14) any Lien not permitted by clauses (1) through (13) above securing debt that, together with the aggregate outstanding principal amount of all other debt of the Company and its Subsidiaries secured by Liens which would otherwise be prohibited by the foregoing restrictions and the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the restrictions of
Section 1009 but for this clause (14), does not at any time exceed 15% of Consolidated Net Tangible Assets.

          SECTION 1009.  LIMITATION ON SALE AND LEASEBACKS.

     The Company shall not enter into any Sale and Leaseback Transaction covering any Restricted Property, nor permit any Subsidiary so to do, unless either:

     (1) the Company or such Subsidiary would be entitled to incur debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased (without equally

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and ratably securing the outstanding Securities) because such Liens would be of such character that no violation of the provisions of Section 1008 would result,

     (2) after the date on which the Securities are originally issued and within a period commencing nine months prior to the effective date of such Sale and Leaseback Transaction and ending nine months after such effective date, the Company or such Subsidiary shall have expended for Restricted Property (at fair market value as determined by the Board of Directors of the Company) used or to be used in the ordinary course of business of the Company and its Subsidiaries an amount equal to all or a portion of the Value of such Sale and Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale and Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below or as otherwise permitted), or

     (3) the Company during the nine months immediately following the effective date of such Sale and Leaseback Transaction shall have applied to the acquisition of Restricted Property or the voluntary retirement of Funded Debt (whether by redemption, defeasance, repurchase, or otherwise) an amount equal to the Value of such Sale and Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company for Restricted Property as set forth in clause (2) above).

                                   *   *   *

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.


                         ENSCO INTERNATIONAL INCORPORATED


                         By: /s/ C. Christopher Gaut
                            ---------------------------------------
                         Name:  C. Christopher Gaut
                         Title: Vice President - Finance and
                                Chief Financial Officer



                         BANKERS TRUST COMPANY, Trustee


                         By:   /s/ Vince Chorney
                               ---------------------------------------
                         Name: Vince Chorney
                               ---------------------------------------
                         Title: Assistant Vice President
                               ---------------------------------------

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